Exhibit 10.2

Execution Version

OMNIBUS AGREEMENT

This Omnibus Agreement (this “Agreement”) is entered into on, and effective as of, the Closing Date (as defined below) among Enbridge Inc., a corporation incorporated under the laws of Canada (“Enbridge”), Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), Midcoast Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Midcoast Holdings, L.L.C., a Delaware limited liability company and general partner of the Partnership (the “General Partner”), Midcoast OLP GP, L.L.C., a Delaware limited liability company (“OLP GP”), and Midcoast Operating, L.P., a Texas limited partnership (“Midcoast Operating”).

RECITALS

1. The Parties (as defined below) desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of EEP to the Partnership Group (as defined below).

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to Enbridge’s granting of certain licenses to the Partnership Group.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” is defined in the Partnership Agreement.

“Assets” means any and all assets owned by, leased by or necessary for the operation of the business, properties or assets of the Partnership Group as of the Closing Date.

“Closing Date” means November 13, 2013.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (i) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (ii) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (iii) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Covered Environmental Losses” is defined in Section 2.1.

“Covered Non-Environmental Losses” is defined in Section 2.2.

“Enbridge License” is defined in Section 3.1.

“Enbridge Marks” is defined in Section 3.1.

“Environmental Deductible” is defined in Section 2.4.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to pollution or protection of human health, natural resources, wildlife and the environment or workplace health or safety including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 USC §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§ 5101 et seq., the Pipeline Safety Improvement Act of 2002, 49 U.S.C. §§60101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq, and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Group Member” is defined in the Partnership Agreement.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq. and including asbestos and lead-containing paints or coatings, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Identification Deadline” means the third anniversary of the Closing Date.

“Indemnified Party” means the Party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article II.

“Limited Partner” is defined in the Partnership Agreement.

“Logo” means the Enbridge logo as set forth in Schedule A attached hereto.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Non-Environmental Deductible” is defined in Section 2.4.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Midcoast Energy Partners, L.P., dated as of the Closing Date.

“Partnership Change of Control” means EEP ceases to control, directly or indirectly, the general partner of the Partnership. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.

“Partnership Group” is defined in the Partnership Agreement.

“Party” means a signatory to this Agreement.

“Permitted Usage” means use in connection with the current business and investments of each Group Member, including the business of energy pipeline transportation and infrastructure and such other business activities as any Group Member may determine and as to which Enbridge gives its written consent, including all activities ancillary or incidental thereto.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Registration Statement” means the Partnership’s registration statement on Form S-1, initially filed with the Securities and Exchange Commission on June 14, 2013 (File No. 333-189341), as amended.

“Representative” is defined in Section 4.1(a).

1.2 Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.

(e) The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g) The words “shall” and “will” have equal force and effect.

(h) The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

ARTICLE II

Indemnification

2.1 Environmental Indemnification. EEP shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, by reason of or arising out of:

(a) any violation or correction of any violation of Environmental Laws as in effect prior to the Closing Date; and

(b) any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations), including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required or necessary under Environmental Laws and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws as in effect prior to the Closing Date.

provided, however, that with respect to any violation under Section 2.1(a) or any environmental event, condition or matter included under Section 2.1(b), EEP will be obligated to indemnify such Group Member only to the extent that such violation or environmental event, condition or matter (x) commenced, occurred or existed before the Closing Date under Environmental Laws as in effect prior to the Closing Date and (y) EEP is notified in writing of such violation, event, condition or environmental matter prior to the Identification Deadline. Losses subject to indemnification in this Section 2.1 are referred to collectively as “Covered Environmental Losses.”

2.2 Additional Indemnification. EEP shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member by reason of or arising out of:

(a) the failure of such Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any of the Assets is located as of the Closing Date, and such failure renders such Group Member liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated as of immediately prior to the Closing Date as described in the Registration Statement;

(b) the failure of such Group Member to have the consents, licenses and permits necessary to allow any pipeline included in the Assets to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date, where such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated as of immediately prior to the Closing Date as described in the Registration Statement;

(c) the cost of curing any condition set forth in Section 2.2(a) or (b) that does not allow any Asset to be operated in accordance with prudent industry practice; and

(d) the failure of such Group Member to have on the Closing Date any consent, license, permit or approval necessary to allow such Group Member to own or operate the Assets in substantially the same manner that the Assets were owned or operated immediately prior to the Closing Date as described in the Registration Statement;

provided, however, that EEP will be obligated to indemnify such Group Member for the matters set forth in clauses (a), (b), (c) and (d) only to the extent that EEP is notified in writing of any of the foregoing prior to the Identification Deadline. Losses subject to indemnification in this Section 2.2 are referred to collectively as “Covered Non-Environmental Losses.”

2.3 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.3. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.4 Limitations Regarding Indemnification.

(a) EEP shall not be obligated to indemnify, defend and hold harmless any Group Member for a Covered Environmental Loss under Section 2.1 until such time as the aggregate amount of all Covered Environmental Losses exceeds $500,000 (the “Environmental Deductible”), at which time EEP shall be obligated to indemnify the Partnership Group for the amount of Covered Environmental Losses over the Environmental Deductible that are incurred by the Partnership Group. EEP shall not be obligated to indemnify, defend and hold harmless any Group Member for a Covered Non-Environmental Loss under Section 2.2 until such time as the aggregate amount of all Covered Non-Environmental Losses exceeds $500,000 (the “Non-Environmental Deductible”), at which time EEP shall be obligated to indemnify the Partnership Group for the amount of all Covered Non-Environmental Losses over the Non-Environmental Deductible that are incurred by the Partnership Group.

(b) The aggregate amount of Losses for which the Partnership Group shall be entitled to indemnification pursuant to this Article II shall not exceed $15 million.

(c) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP OR MIDCOAST OPERATING) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL ENTITY OR OTHER THIRD PARTY.

ARTICLE III

Licenses of Marks

3.1 Grant of Enbridge License. Upon the terms and conditions set forth in this Article III, Enbridge hereby grants to the Partnership and each of the entities currently or hereafter comprising a part of the Partnership Group the right and license during the term hereof, on a non-exclusive, non-transferable basis (the “Enbridge License”) to use (a) the name “Enbridge” and (b) the Logo and other trademarks and tradenames owned by Enbridge and listed on Schedule A attached hereto (collectively, the “Enbridge Marks”), in each case in connection with the Permitted Usage.

3.2 Ownership and Quality of Enbridge Marks. The Partnership, on behalf of itself and the other Group Members, agrees that ownership of the Enbridge Marks and the goodwill relating thereto shall remain vested in Enbridge during the term of the Enbridge License and thereafter. To the fullest extent permitted by law, the Partnership agrees, and agrees to cause the other Group Members, never to challenge, contest or question the validity of Enbridge’s ownership of the Enbridge Marks or any registration thereof by Enbridge. In connection with the use of the Enbridge Marks, the Partnership and any other Group Member shall not in any manner represent that they have any ownership in the Enbridge Marks or registration thereof. The Partnership, on behalf of itself and the other Group Members, acknowledges that the use of the Enbridge Marks shall not create any right, title or interest in or to the Enbridge Marks, and all use of the Enbridge Marks by the Partnership or any other Group Member shall inure to the benefit of Enbridge. The Partnership agrees, and agrees to cause the other Group Members, to use the Enbridge Marks in accordance with such quality standards established by Enbridge and communicated to the Partnership Group from time to time.

3.3 Termination. The Enbridge License shall commence on the date hereof and shall terminate (a) upon a termination of this Agreement pursuant to Section 4.5 or (b) or otherwise upon the written agreement of Enbridge and the Partnership.

ARTICLE IV

Miscellaneous

4.1 Confidentiality.

(a) From and after the Closing Date, each of the Parties shall hold, and shall cause their respective subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold all Confidential Information in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information and shall not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any breach of this section by any of its Representatives.

(b) If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c) Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 4.1 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 4.1 and to enforce specifically the terms and provisions of this Section 4.1. Notwithstanding any other section hereof, to the extent permitted by applicable law, the provisions of this Section 4.1 shall survive the termination of this Agreement.

4.2 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

4.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by e-mail or United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by e-mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.3.

If to Enbridge:

Enbridge Inc.

3000, 425—1st Street S.W.

Calgary, AB T2P 3L8

Attn: Corporate Secretary

Facsimile: (403) 231 – 5929

If to EEP:

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attn: Chris Kaitson

Facsimile: (713) 821-2229

E-mail: chris.kaitson@enbridge.com

If to any Group Member:

Midcoast Energy Partners, L.P.

c/o Midcoast Holdings, L.L.C., its General Partner

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attn: Chris Kaitson

Facsimile: (713) 821-2229

E-mail: chris.kaitson@enbridge.com

4.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

4.5 Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by either Enbridge or the Partnership upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

4.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

4.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the Partnership Group may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

4.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument.

4.9 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

4.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

4.11 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

ENBRIDGE INC.

By:	/s/ Wanda Opheim
Name: Wanda Opheim
Title: Vice President
Corporate Development and Planning

By:	/s/ Colin K. Gruending
Name: Colin K. Gruending
Title: Vice President Treasury and Tax

ENBRIDGE ENERGY PARTNERS, L.P.

By: Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., as general partner

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

MIDCOAST ENERGY PARTNERS, L.P.

By: Midcoast Holdings, L.L.C., as general partner

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

MIDCOAST HOLDINGS, L.L.C.

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

Signature Page to Omnibus Agreement

MIDCOAST OPERATING, L.P.

By: Midcoast Holdings, L.L.C, as general partner of Midcoast Energy Partners, L.P., as sole member of Midcoast OLP GP, L.L.C., as general partner

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

MIDCOAST OLP GP, L.L.C.

By: Midcoast Holdings, L.L.C, as general partner of Midcoast Energy Partners, L.P., as sole member

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

Signature Page to Omnibus Agreement

Schedule A

Enbridge Marks

The word “Enbridge”	Registration Number 2987646

“Enbridge” with “script-E”	Registration Number 2987647

“script-E”	Registration Number 2989862